CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF AMERESCO, INC. (Pursuant to Section 242 of the General Corporation Law of the State of Delaware) Ameresco, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows: 1. The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The date of the filing of the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware was executed as of July 27, 2010 (the “Restated Certificate of Incorporation”). Pursuant to Section 242 of the DGCL, this Certificate of Amendment (this “Amendment”) amends certain provisions of the Restated Certificate of Incorporation. 2. This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL. 3. The Restated Certificate of Incorporation. is hereby amended as follows: Article Seventh of the Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows: “ARTICLE SEVENTH To the fullest extent permitted by the General Corporation Law of the State of Delaware, no director or officer of the Corporation shall be personally liable to the Corporation (in the case of directors) or its stockholders (in the case of directors and officers) for monetary damages for any breach of fiduciary duty as a director or officer. No amendment, repeal or elimination of this provision shall apply to or have any effect on its application with respect to any act or omission of a director or officer occurring before such amendment, repeal or elimination. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.” 4. All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 5th day of June, 2025. Ameresco, Inc. By: /s/ David J. Corrsin__________________ Name: David J. Corrsin Title: Executive Vice President, General Counsel and Secretary